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                 June 29, 2020

       Jerre Stead
       Chief Executive Officer
       Clarivate Plc
       Friars House, 160 Blackfriars Road
       London, SE1 8EZ
       United Kingdom

                                                        Re: Clarivate Plc
                                                            Registration
Statement on Form S-3
                                                            Filed June 19, 2020
                                                            File No. 333-239328

       Dear Mr. Stead:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Matthew Derby, Staff Attorney, at (202) 551-3334 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Joseph Hall